Exhibit 21
Subsidiaries of Lockheed Martin Corporation

Name of Subsidiary	Place of Formation
Astrolink International, LLC	Delaware
Helicopter Support, Inc.	Connecticut
Lockheed Martin Australia Pty Limited	Australia
Lockheed Martin Canada, Inc.	Canada
Lockheed Martin Global, Inc.	Delaware
Lockheed Martin Investments, Inc.	Delaware
Lockheed Martin Overseas, LLC	Delaware
Lockheed Martin UK Ampthill Limited	United Kingdom
Lockheed Martin UK Limited	United Kingdom
Polskie Zaklady Lotnicze Sp. Zo.o	Poland
Sikorsky Aircraft Corporation	Delaware
Sikorsky International Operations, Inc.	Delaware
Vibrant Star Insurance LLC	District of Columbia
Zeta Associates, Inc.	Virginia
    In accordance with Item 601(b)(21) of Regulation S-K, the company has omitted from this Exhibit the names of additional subsidiaries which, considered in the aggregate or as a single subsidiary, do not constitute a significant subsidiary as defined in Rule 1-02(w) of Regulation S-X.
    All of the above listed subsidiaries have been consolidated in our consolidated financial statements.